                                                                   Exhibit 10.16

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of May 11, 1998, at Clovis, California, County of Fresno, State of California, by and between CLOVIS COMMUNITY BANK (hereinafter referred to as "Employer" or "Bank") and DANIEL J. DOYLE (hereinafter referred to as "Employee").

Employer desires to avail itself of the skill, knowledge and experience of Employee as President and Chief Executive Officer.

Employee, being willing to be employed by Employer as President and Chief Executive Officer, and Employer being willing to employ Employee, on the terms, convenants and conditions hereinafter set forth, it is agreed as follows:

         1. POSITION: Employee is hereby employed as President and Chief Executive Officer of Employer.

         2. TERM: The term of this Agreement shall commence June 1, 1998, and continue through December 31, 2001 (the "Employment Term"), subject, however, to prior termination as set forth in Section 6 of this agreement. At the end of said term, this Agreement shall renew automatically for an additional one year term(s) unless either party furnishes written notice of his or her intention not to renew by no later than sixty (60) days prior to the effective date of the expiration of the employment term.

         3. EMPLOYEE DUTIES: Upon the effective date of this Agreement and removal of the predecessor President and Chief Executive Officer of the Bank, Employee is hereby vested with such powers and duties as are designated by the By-Laws of Employer, by the Board of Directors of Employer (the"Board"), or by any duly authorized Committee of the Board. Subject to the control of the business and affairs of Employer and shall be senior in rank to all other officers of Employer. As President and Chief Executive Officer, Employee shall have the authority to sign contracts, bills, notes, drafts and other obligations of Employer, as grated to the President by the By-Laws or the Board and in accordance with appropriate governmental regulation.

         4. EXTENT OF SERVICES: Employee shall devote substantially all of his time and effort to the business of Employer and shall not during the Employment Term be engaged in any other business activities, except personal investments, without the prior written consent of Employer.

         5. COMPENSATION AND BENEFITS: For the first year of the contract, Employee shall receive an annual salary of $160,000 prorated for the amount of time actually worked. Employee shall also be entitled to receive a bonus of 25 percent of salary, pro-rated to 1998. Bonus will be based on Employee reaching certain goals, both subjective and objective, prior to December 31, 1998. It is the intent of the parties to reduce the specific goals to writing within 30 days of the date of hire. For 1999, the gross salary will be $160,000 plus a 30 percent bonus based upon specific goals to be set by mutual agreement of the parties. For the years 2000 and 2001, the Board shall set the base salary and bonus. The specific goals for the bonus shall be set by mutual agreement of the parties for the years 2000 and 2001. The annual base salary shall not be less than $160,000.

                           (a) MOVING EXPENSES: Employee shall receive a net of
                               $25,000 for moving expenses. To the extent that any of the amount paid by the Bank for Employee's moving expenses is deemed to be taxable, the Bank will pay Employee an amount such that once taxes are withheld, Employee will receive a net of $25, 000 for this purpose. In addition, Employee will receive a net of $25,000 for this purpose. In addition, Employee shall be given $1,000.00 a month for three months to cover additional costs related to renting a home or apartment in the Fresno/Clovis area. Employee shall use his best efforts to obtain the best purchase price.

                           (b) STOCK OPTIONS SIGNING BONUS: as of the date of
                               the execution of this Agreement, Employee will receive the option to purchase 20,000 shares of stock at the current market price as a signing bonus. The stock options will become vested over a four-year period with 4,000 shares being vested on the date of hire, 4,000 shares being vested on the first anniversary of this Agreement, 4,000 shares being vested on the second anniversary of this Agreement, and 4,000 shares becoming vested on the fourth anniversary of this Agreement. Additionally, the parties recognize that the Board is committed to granting Employee performance-based incentive stock options which will result in Employee owning approximately five percent (5%) of the Bank's stock, based on the way the Bank is structured today, when Employee reaches age 65, if he has been employed continuously by the Bank in his presently-described position or a higher position within the Bank. The parties recognize that in the event additional stock is issued that Employee's ownership interest may be diluted pro-rata, the same as all other existing shareholders. The 5% shall not include any shares the Employee purchases that are in addition to shares granted under a stock option plan. However, such future stock options are at the sole discretion of the Board of Directors. A sample copy of Employer's Stock Option Agreement has been provided to Employee.

                           (c) COUNTRY CLUB EXPENSES: Employer agrees to pay
                               monthly dues and assessments at a country club that is mutually agreed upon by the Board of Directors and Employee. Employer agrees to pay all business-related expenses at the country club. Employee's membership in the golf and country club shall be owned exclusively by Employee. If, after an examination performed by the regulators after May 1999, the State and Federal Ceased and Desist Orders are released and the Bank receives a CAMEL rating of 2 or higher, the Bank will reimburse Employee for his country club membership fee.

                           (d) AUTOMOBILE ALLOWANCE: employer shall provide
                               Employee with an automobile allowance of $1,000.00 per month to cover Employee's cost of an automobile and related automobile travel expenses. The automobile shall be approved by Board as being suitable for the Bank CEO. Employee shall be responsible for paying all operation expenses of any nature whatsoever with regard to Employee's chosen automobile. Employee shall furnish Employer adequate records and other documentary evidence required by the Bank. Employee shall also procure and maintain in force an automobile insurance policy on such automobile, with coverage naming the Bank as an additional insured with the minimum coverage of $1 million combined single limit of liability. Employee shall provide Bank with copy of the insurance policy.

                           (e) INSURANCE:

                                   i. Employer shall provide for Employee, and
                                      his wife and dependent children, at
                                      Employer's expense, participation in basic medical/dental coverage, disability coverage and life insurance coverage equivalent to the maximum benefits available under the California Banker's Association Group Insurance Program for an employee of Employee's salary level, except that in any event, Employee shall be provided with term life insurance benefits of at least One Hundred Thousand Dollars ($100,000). Said coverage shall be in existence or shall take effect as of the effective date hereof and shall continue throughout the Employment Term.

                                  ii. As provided under Sections 1161-1168 of
                                      Title 29 of the United States Code
                                      ("COBRA") respecting continuation of any such coverages, Employee shall, upon a loss of any such coverages for himself and/or his wife and dependent children who are then covered under Employer's health, dental, and/or vision plans (if any) resulting from (1) termination of Employee's employment (for any reason other than for gross misconduct) or (2) a reduction in his hours, be entitled to exercise his COBRA rights.

                           (f) VACATION: Employee shall receive at least four
                               weeks paid vacation per year. Said vacation leave shall accrue on a pro-rata monthly basis. All vacation leave must be taken annually at such time or times as mutually agreed upon by Employee and the Board. Employee shall not be entitled to vacation pay in lieu of vacation, provided, however, that should Employee be precluded due to his duties as President and Chief Executive Officer from taking his full vacation by request of the Board, any vacation time not used in excess of the Mandatory Vacation shall be paid for at Employee's daily rate of compensation for the year and time in question. Any such payments shall be due and payable within thirty (30) days at the end of the calendar year during which the unused vacation time accrued. Employee shall receive such additional paid vacation as mutually agreed upon by Employee and the Board.

                           (g) GENERAL EXPENSES: Employer shall upon submission
                               and approval of written statements and bills in accordance with the regular procedures of Employer relative to senior executives, pay or reimburse Employee for any and all necessary, customary and usual expenses incurred by him while traveling for or on behalf of Employer and for any and all other necessary, customary or usual expenses (including, without limitation, gifts and entertainment) incurred by Employee for or on behalf of Employer in the normal course of business. Employee agrees that, if at any time any payment made to Employee by employer, whether for salary or whether as auto expense or business expense reimbursement, shall be disallowed in whole or in part as a deductible expense by the appropriate taxing authorities, Employee shall reimburse Employer to the full extent of such disallowance.

         6. TERMINATION: This Agreement may be terminated during the Employment term in accordance with this Section 6. In the event of such termination, Employee shall be released from all obligations under this Agreement, except that employee shall remain subject to Sections 7,8, 12 (c), 12(j), 13 and 14, and Employer shall be released from all obligations under this Agreement, except as other wise provided in this Section and Sections 12 (c), 12 (j), 13 and 14.

                           (a) EARLY TERMINATION BY EMPLOYER FOR CAUSE: This
                               Agreement may be terminated for cause by Employer upon written notice, and Employee shall not be entitled to receive compensation or other benefits for any period after termination for cause. Employee understands and agrees that satisfactory performance of this Agreement on his part requires conformance with the highest standards of diligence, competence, skill, judgement and efficiency in the banking industry and that failure to conform to such standards is cause for termination of the Agreement by Employer. Termination "for cause" pursuant to this Section 6 (a) also means: (1) termination pursuant to Section 11 of this Agreement; (2) termination because of Employee's negligent or intentional violation of any law, rule or regulation (other than a traffic violation or similar offense); or (3) termination because of Employee's actions causing termination of Employer's Banker's Blanket Bond with respect to Employee.

                           (b) EARLY TERMINATION UPON DISABILITY: If Employee
                               becomes disabled during the Employment Term because of physical or mental disability so that he is unable to perform his duties hereunder, Employer may at its option terminate this Agreement. Employee shall be entitled to the salary provided for in Section 5 of this Agreement for a period of one-hundred and eighty
                               (180) days from the date of Employee's first absence due to this disability, plus accrued but unused vacation leave, but not beyond the date specified herein for the end of the Employment Term. All other compensation and benefits provided for under this Agreement shall cease as of the date of termination. For purposes of this Agreement only, physical or mental disability shall mean the inability of Employee to fully perform under this Agreement for a continuous period of one-hundred and eighty (180) days, as determined in the case of physical disability by a physician, or in the case of mental disability by a psychiatrist both of whom must be licensed to practice medicine in California and are to be selected with the approval of Employer and Employee. Recurrent disabilities will be treated as separate disabilities if they result from unrelated causes or if they result from the same or related cause or causes and are separated by a continuous period of at least six (6) full months during which Employee was able to perform his duties hereunder equal to at least eighty percent (80%) of his capacity prior to disability.

                               Otherwise, recurrent disabilities will be treated as a continuation of previous disabilities for the purpose of determining the limitations established in this paragraph.

                           (c) AUTOMATIC TERMINATION UPON CLOSURE OR  TAKE-OVER:
                               This Agreement shall terminate automatically if Employer is closed or taken over by the California Department of Financial Institutions or by any other supervisory authority.

                           (d) MERGER OR CORPORATE DISSOLUTION:

                                   i. In the event of a merger in which Employer
                                      is not the surviving corporation, in the event of a transfer of all or substantially all of the assets of Employer, in the event of any other corporate reorganization in which there is a change in ownership of the outstanding shares of Employer wherein more than fifty percent (50%) of the outstanding shares of Employer and re transferred to any other partnership, corporation, trust or business entity, or in the event of the dissolution of Employer, this Agreement shall not be terminated, but instead, the surviving or resulting corporation, the transferee of Employer's assets, or Employer shall be bound by and shall have the benefit of the provisions of this Agreement.

                                  ii. Notwithstanding the foregoing, in the
                                      event of any such merger, reorganization or transfer of assets (constituting a change in "the ownership or effective control" or "the ownership of a substantial portion of the Asset" of Employer, within the meaning of Section 280G(b) (A) (i) of the Internal Revenue Code of 1986, as amended ("IRC"), or any successor statute, Employee may elect to stay with or leave the new entity. If Employee elects to leave he shall be entitled to severance as follows. Employee shall be paid a lump sum termination payment equal to the average total cash compensation paid to Employee by average total cash compensation paid to Employee by Employer during the most recent three fiscal years of Employer multiplies by two; provided, that in the event the amounts payable to Employee would, if they included such termination payment to be make pursuant to this Section 6 (d) (ii), constitute Excess Parachute Payments for purposes of IRC Sections 280G (b) and 4999 (after application of Section 280(b) (4), the amount payable under this Section 6(d)
                                      (ii) shall be reduced by the amount
                                      necessary to cause Employee to receive no Excess Parachute Payments. Change of control shall not include the folding of the Bank into a holding company. If a holding company is formed and Employee is not retained as President or a higher position of Clovis Community Bank or its successor, then Employee shall have the option of staying or leaving pursuant to the terms of this paragraph. In the event Employee has been employed less than three years, the average annual compensation shall be determined by using Employee's compensation history with the Bank to determine the annual compensation formula for purposes of this paragraph.

                                 iii. Notwithstanding anything to the
                                      contrary provided herein, if Employer is not the surviving entity in any transaction referred to in Section 6 (d) hereof and said transaction is in any manner the result of any action taken at the direction of any supervisory/ regulatory authority whatsoever other than action from current regulatory order, then in such event this Agreement shall terminate immediately upon the consummation of such transaction and Employee agrees that all rights, duties, obligations, and benefits herein contained shall thereupon terminate and that Employee shall be entitled to no further compensation or benefits from Employer save and except those rights, duties, obligations, benefits and/or compensation accrued and/or earned prior to the date of such termination.

                                  iv. For a period of 24 months following a
                                      change in "the ownership or effective
                                      control," employee shall have the option to terminate this Agreement and be entitled to the same "lump sum termination payment" as defined under paragraph 6(d)
                                      (ii) if any of the following occur: (a)
                                      change of the Employee's status as
                                      President and Chief Executive Officer of
                                      Clovis Community Bank or a higher position if Employee has been serving in that capacity, (b) any decrease in Employee's total compensation, (c) material changes in Employee's duties and authority, and/or
                                      (d) change in Employee's office location more than thirty (30) miles from Clovis, California.


                  (e) TERMINATION WITHOUT CAUSE AT EMPLOYER'S OPTION:
                      Notwithstanding any other section of this Agreement, Employer may terminate this Agreement at any time and without cause by giving Employee thirty (30) days' written notice of Employer's intent to terminate this Agreement. In the event Employee's employment is terminated pursuant to this Section of this Agreement, Employee shall be paid all accrued salary, vacation, and reimbursable expenses for which expense reports have been provided to Employer in accordance with Employer's policies and this Agreement. In addition to the foregoing amount , if Employee is terminated pursuant to this Section of the Agreement, he will be entitled to receipt of additional severance payments as follows:

                          i. Employee shall be entitled to receive up to 24
                             payments, each in the amount equal to one-twelfth (1/12) of Employee's annual base salary, less any withholding required by law. Any payments due and owing to Employee under this Section will commence on the 15th day of the first month following Employee's termination and shall continue until all payments due and owing Employee are made or until Employee obtains other comparable employment, whichever comes first. For purposes of implementing subparagraph (i) of this Section, employee agrees to furnish Employer with prompt written notice describing any subsequent employment he secures (including his compensation for such employment) following any termination under this Section.

                         ii. For purposes of subparagraph (i) of this Section,
                             the term "comparable employment" shall mean any employment in which Employee's compensation (measured by any cash or not-cash payments or benefits) is comparable to his compensation under this Agreement. Any compensation comparison undertaken for the purposes of this Agreement shall be don without regard to any vested or unvested stock options of Employee.

                        iii. In addition to any severance payments due and
                             owing under this Section, employer may, in its sole discretion, provide Employee with a performance bonus prorated for the number of months between the termination date and the end of Employer's last fiscal year.

                  (f) TERMINATION BY EMPLOYEE:  Employee may terminate this
                      Agreement for good cause.

         7. PRINTED MATERIAL: All written or printed materials used by Employee in performing duties for Employer are and shall remain the property of Employer. Upon termination of employment, Employee shall promptly return such written or printed materials to Employer.

         8. DISCLOSURE OF INFORMATION: employee shall not, either before or after termination of this Agreement, disclose to anyone any information relating to Employer or any financial information, trade secrets or know-how germane to the business and operations of Employer. Employee recognizes and acknowledges that any financial information concerning any of Employer's customers, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of the business of Employer. Employee shall not, either before or after termination of this Agreement, disclose to anyone said financial information or any part thereof for any reason or purpose whatsoever.

         9. NON-COMPETITION BY EMPLOYEE: During the term of this Agreement, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any competing banking business; provided, however, Employee shall not be restricted by this Section from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers so long as such investment securities of such corporation. Upon the expiration of this Agreement, for one year Employee agrees not to solicit or hire any employees of Employer.

         10. MORAL CONDUCT: Employee agrees to conduct himself at all times with due regard to public conventions and morals. Employee further agrees not to do or commit any act that will reasonably tend to degrade him or to bring him into public hatred, contempt, or ridicule, or that will reasonably tend to shock or offend the community, or to prejudice Employer or the banking industry in general.

         11. SURETY BOND: Employee agrees that he will furnish all information and take any steps necessary to enable employer to obtain or maintain a fidelity bond conditional on the rendering of a true account by Employee of all monies, goods or other property which may come into the custody, charge or possession of Employee during the Employment Term.

              The surety company issuing the bond and the amount of the bond are to be paid by Employer. If Employee cannot qualify for a surety bond at any time during the Employment Term, Employer shall have the option to terminate this Agreement immediately.

         12. GENERAL: This Agreement is further governed by the following provisions:

              (a) ENTIRE AGREEMENT: This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements among the parties with respect to such employment. Any modification, waiver or amendment of this Agreement will be effective only if it is in writing and signed by the party to be charged.

              (b) WAIVER: Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

              (c) CHOICE OF LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

              (d) BINDING EFFECT OF AGREEMENT: This Agreement shall insure to the benefit of and be binding upon Employer, its successors and assigns, including without limitation, any person, partnership or corporation which may acquire all or substantially all of Employer's assets and business, or with or into which Employer may be consolidated, merged or otherwise reorganized, and this provision shall apply in the event of any subsequent merger, consolidation, reorganization, or transfer. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and his heirs and personal representatives. The rights and obligations of Employee under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance or the claims of Employee's creditors, and any attempt to do any of the foregoing shall be void.

              (e) INDEMNIFICATION: Employer shall indemnify Employee to the maximum extent permitted under the By-Laws of Employer and the California Corporations Code. If available at reasonable rates, Employer shall endeavor to apply for and obtain Directors and Officers Liability Insurance to indemnify and insure Employer and Employee from and against liability or loss arising out of Employee's actual or asserted misfeasance or nonfeasance in the good faith performance of his duties or out of any actual or asserted wrongful act against, or by Employer including, but not limited to, judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. The provisions of this paragraph shall inure to the benefit of Employee's estate, executor, administrator, heirs, legatees or devisees.

              (f) SEVERABILITY: In the event that any term or condition
                  contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

              (g) HEADINGS: The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

              (h) NOTICES: Any notices to be given hereunder by one party to the other shall be effected in writing either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses indicated at the end of this Agreement, but each party may change his or its address by notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.

              (i) CALENDAR DAYS--CLOSE OF BUSINESS: Unless the context otherwise requires, all periods ending on a given day or date or upon the lapse of a period of days shall end on the close of the business on that day or date, and references to "days" shall be understood to refer to calendar days.

              (j) ATTORNEYS' FEES AND COSTS: If any action at law or in equity, or any arbitration proceeding, is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

              (k) REGULATORY APPROVAL: The parties acknowledge that Employee's employment with the Bank is subject to review and approval of governmental regulatory authorities. The parties shall agree to take all steps necessary to cooperate fully with said regulators in order to expedite the approval process. Employee's contract under this Agreement is subject to, and shall not commence until, said regulatory approvals have been obtained.

              (l) APPROVAL BY BOARD OF DIRECTORS: The parties acknowledge that
                  Employee's employment with the Bank is subject to the approval of the Bank's Board of Directors. Employee's contract under this Agreement is subject to, and shall not commence, until approval by the Board of Directors.

         13. MEDIATION AND ARBITRATION OF DISPUTES: Any disputes regarding the employment relationship or its termination for whatever reason or events occurring during the employment relationship shall be subject to mediation followed by binding arbitration, to the extent permitted bylaw, pursuant to the Employment Dispute Resolution rules and regulations of the American Arbitration Association. This includes any rights or claims the employee may have under (1) Title VII of the Civil rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2)
              Section 1981 of the Civil Rights Act of 1866 (discrimination); (3) the Age Discrimination in Employment Act (age discrimination)' (4) the Equal Pay Act (equal pay); (5) the California Fair Employment and Housing Act (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex or age); (6) the California Labor Code (wages, benefits and other matters); (7) the Fair Labor Standards Act (wage and hour matters); (9) the Consolidated Omnibus Budget Reconciliation
              Act (insurance matters); (10) Executive Order 11246
              (affirmative action); (11) the Federal Rehabilitation Act (handicap discrimination); (12) the Americans with Disabilities Act (discrimination based on disability); and any other federal, state or local laws or regulations regarding employment discrimination.

              Any request for arbitration must be made in writing within 365 calendar days of the occurrence-giving rise to the dispute. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) in the state in which the claim arose, or federal law, or both, as applicable to the claim or claims asserted. It is the parties' intention that the arbitrator's decision shall not be subject to judicial review except for fraud or similar misconduct or unless an error appears on the face of the award, or the award causes substantial injustice. Unless the arbitrator orders otherwise, each party shall be responsible for compensating their attorneys and witnesses and bearing any other costs incurred by them. THE PARTIES ACKNOWLEDGE AND AGREE THEY ARE WAIVING THIR RIGHT TO A COURT TRIAL OR A JURY TRIAL.

         14. EMPLOYEE'S REPRESENTATIONS: Employee represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants in it. Employee represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into or performing this Agreement, and that his execution and performance of this Agreement is not a violation or a breach of any other agreement between Employee and any other person or entity.

              Executed this 11TH day of May 1998, at Clovis, California.



                         EMPLOYER:                 CLOVIS COMMUNITY BANK


                                             BY:      /s/ Wanda Rogers
                                                -------------------------------
                                                          WANDA ROGERS
                                                      Chairman of the Board


                         EMPLOYEE:                    /s/ Daniel J. Doyle
                                                -------------------------------
                                                      DANIEL J. DOYLE